UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	31-1429198
(State of incorporation or organization)	(IRS Employer Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Series A Junior Participating Preferred Stock Purchase Rights	The NASDAQ Global Market

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:  None.

Securities to be registered pursuant to Section 12(g) of the Act:  None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.    Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Adolor Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on February 22, 2001, as amended April 8, 2003, relating to the Rights Agreement, dated as of February 20, 2001 (the “Original Rights Agreement), between the Company and StockTrans, a Broadridge Company, as rights agent (the “Rights Agent”), which has been amended and restated in its entirety pursuant to an Amended and Restated Rights Agreement, dated as of January 31, 2011 (the “Amended Rights Agreement”), between the Company and the Rights Agent. Such Registration Statement on Form 8-A, as amended, is incorporated herein by reference.

The principal purposes of the Amended Rights Agreement are to:

(i)            extend the final expiration date of the rights to 5:00 p.m., New York City time, on January 31, 2021;

(ii)           amend the definition of “Acquiring Person” to increase from 15% to 20% the beneficial ownership requirements under such definition;

(iii)          include an exception to the definition of “Acquiring Person” for persons whom the board of directors of the Company determines became an “Acquiring Person” solely as a result of an inadvertent acquisition of the Company’s Common Stock without any intention of changing or influencing the control of the Company;

(iv)          expand the definition of “Beneficial Ownership” to include certain derivative securities relating to the Company’s Common Stock;

(v)           decrease the purchase price for one ten-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock payable upon an exercise of a right to $18.00;

(vi)          add a provision whereby the governance and nominating committee (or another designated committee) of the Company’s board of directors will review the Amended Rights Agreement at least once every three years to consider whether the Amended Rights Agreement continues to be in the best interests of the Company and its stockholders; and

(vii)         add a provision providing for entry into a “Trust Agreement” to, among other things, verify that any rights that are to be exchanged under the Amended Rights Agreement are not beneficially owned by an Acquiring Person; and

(viii)        make certain other technical and conforming changes that the Company determined were necessary or desirable.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Rights Agreement, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

This amendment also corrects the provision of the Securities and Exchange Act of 1934 pursuant to which the Company’s Series A Junior Participating Preferred Stock Purchase Rights are registered from Section 12(g) to Section 12(b).

Item 2.    Exhibits.

Exhibit Number	Description
1

Amended and Restated Rights Agreement, dated as of January 31, 2011, between Adolor Corporation and StockTrans, a Broadridge Company, which includes the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participation Preferred Stock (Exhibit A), the Form of Rights Certificate (Exhibit B) and the Form of Summary of Rights (Exhibit C)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ADOLOR CORPORATION

By:	/s/ John M. Limongelli
Name:	John M. Limongelli
Title:	Sr. Vice President, General Counsel and Secretary

Dated:  January 31, 2011

EXHIBIT INDEX

Exhibit Number	Description
1

Amended and Restated Rights Agreement, dated as of January 31, 2011, between Adolor Corporation and StockTrans, a Broadridge Company, which includes the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participation Preferred Stock (Exhibit A), the Form of Rights Certificate (Exhibit B) and the Form of Summary of Rights (Exhibit C)